SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE:

On October 27, 2010, Dynegy Inc. ("Dynegy") announced that members of Dynegy's management will meet with representatives of proxy advisory firms over the next few weeks to discuss the previously announced Agreement and Plan of Merger, dated as of August 13, 2010, providing for the acquisition of Dynegy by Denali Parent Inc., an affiliate of The Blackstone Group L.P.  Dynegy will use a presentation in its meetings with representatives of proxy advisory firms; a copy of the presentation and a press release announcing the filing of the presentation with the Securities and Exchange Commission are included below.

FOR IMMEDIATE RELEASE	NR10-22

DYNEGY INC. FILES INVESTOR PRESENTATION TO BE USED IN MEETINGS WITH PROXY ADVISORY FIRMS

Reiterates Recommendation of Dynegy Board that Stockholders of Dynegy Vote FOR the Merger Agreement with Blackstone by Voting the WHITE Proxy Card Today

HOUSTON – October 27, 2010 – Dynegy Inc. (NYSE: DYN) today announced that it is filing with the Securities and Exchange Commission (“SEC”) an investor presentation to be used in meetings it will have with certain proxy advisory firms. This presentation highlights a number of important facts pertaining to the previously announced merger agreement with an affiliate of The Blackstone Group L.P. under which the affiliate of Blackstone would acquire all of the outstanding shares of Dynegy common stock for $4.50 per share in cash.

The investor presentation and other communications materials related to the Blackstone transaction are available in the “Investor Relations” section of Dynegy’s website at www.dynegy.com and at the SEC’s website, www.sec.gov.

Dynegy’s Special Meeting of Stockholders is scheduled for November 17, 2010.  Dynegy stockholders of record as of the close of business on October 1, 2010 are entitled to notice of, and to vote at, the Special Meeting.  Dynegy’s Board of Directors recommends stockholders vote FOR the proposal to adopt the merger agreement today – by telephone, by Internet or by signing, dating and returning the Company’s WHITE proxy card.  A failure to vote will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Stockholders who have any questions or need assistance voting their shares should contact MacKenzie Partners, Inc., Dynegy’s proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or by e-mailing dynegy@mackenziepartners.com.

If you have any questions, require assistance in voting your shares, or need additional copies of Dynegy’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
dynegy@mackenziepartners.com
(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the “Merger”),  including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy’s stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese MacKenzie Partners, Inc. 212-929-5500

Dynegy Acquisition by
The Blackstone Group L.P.
Presentation to Proxy Advisory Firms
October 27, 2010

Cautionary Statement Regarding Forward-Looking Statements
This presentation contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward looking statements.”
Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy Inc. (“Dynegy”) is contained in
Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q, and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in its most recent definitive proxy statement filed with the SEC on October 4, 2010. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this presentation could be affected by, among other things, (i) the timing and anticipated benefits to be achieved through Dynegy’s 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v)
anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the
U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding Dynegy’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed transaction between Dynegy and an affiliate of Blackstone
(the “Merger”), including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG
Energy, Inc. (the “NRG Sale”), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the merger agreement and/or the NRG Sale, the expected timing of completion of the Merger, the satisfaction of the conditions to the consummation of the Merger with an affiliate of Blackstone and the NRG Sale and the ability to complete the Merger. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.
Non-GAAP Financial Measures: This presentation contains non-GAAP financial measures including Enterprise Value, EBITDA, Adjusted EBITDA, EBITDAR, Adjusted EBITDAR, Net Debt , Adjusted
Net Debt, Net Debt and Other Obligations and Adjusted Debt.  Reconciliations of these measures to the most directly comparable GAAP measures to the extent available without unreasonable effort are contained herein. To the extent required, statements disclosing the definitions of such non-GAAP financial measures are included herein.
WHERE YOU CAN FIND MORE INFORMATION
In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010 and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS
ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston,
Texas 77002, telephone: (713) 507-6400, or from the Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION
Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on
April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of
Dynegy’s stockholders generally, by reading the definitive proxy statement and other relevant documents regarding the Merger.
Forward-Looking Statements/Additional Information/
Participants in Solicitation

Overview
• The Dynegy/Blackstone transaction is the result of a lengthy and extensive evaluation of strategic alternatives by Dynegy to maximize stockholder value
 – Contacted 16 parties in the two years prior to announcement of the Blackstone transaction
 – Evaluated potential asset sales and other alternatives, including a business combination with a strategic partner
 – Contacted 42 parties in 2010 during the “Go-shop” process with no proposal, let alone a superior proposal, emerging
 – This multi-year process has resulted in Blackstone’s current offer
• Dynegy believes Blackstone’s cash offer of $4.50 per share provides stockholders with immediate fair value in cash and removes risks associated with market conditions, ongoing regulatory uncertainties and Dynegy’s capitalization and cash requirements
• Dynegy’s substantial leverage and forecasted negative free cash flow create a very challenging liquidity position over time
• Dynegy’s Board has concluded that the risks of continuing to operate as a stand-alone public company significantly outweigh the potential upside of doing so
An affiliate of The Blackstone Group L.P. has agreed to acquire Dynegy Inc.
in an all-cash transaction valued at ~$4.7 billion, including the assumption of existing debt
Dynegy’s stock price could trade at or below its pre-announcement stock price if the Blackstone transaction is not completed

DYNEGY

($ in millions, except per share data)

Per share offer	$4.50
Shares Outstanding [1]	120.7
Implied Equity Value	**$543**
Adjusted Net Debt [2]	$4,107
Implied Enterprise Value	**$4,650**

	2010	2011	2012
Adjusted EBITDAR [3]	$567	$455	$398
Adj. Debt / Adj. EBITDAR	9.6x	12.0x	13.7x
EV / Adj. EBITDAR	8.2x	10.2x	11.7x
Median Peer EV / Adj. EBITDAR [6]	6.0x	7.1x	7.8x

Indexed Stock Performance Since Transaction Announcement

200%
180%
160%
140%
120%
100%
80%
Indexed Price
Blackstone's $4.50 Cash Offer for Dynegy
Dynegy
+74.1%
Merchant
Power
Peers [4]
(2.1)%
12-Aug-2010
25-Aug-2010
7-Sep-2010
20-Sep-2010
3-Oct-2010
16-Oct-2010

• $4.50 per share cash offer, representing a substantial
 premium to pre-announcement stock price
 –  Transaction was announced August 13, 2010
 – ~62% premium to August 12, 2010 closing price
 ($2.78/share)
 – ~26% premium to prior 30-day average closing
 price
• No financing conditions
• Board of Directors received written fairness opinions from
 Goldman, Sachs & Co. and Greenhill & Co., LLC(5)
• Path to completion
 – Requested FERC approval by October 29, 2010
 – California Public Utilities Commission (notice
 period ends November 11, 2010)
 – Stockholder approval (meeting scheduled for
 November 17, 2010)
 – New York Public Service Commission (expect to
 receive consent order on or about November 18,
 2010)
 – Concurrent closing of NRG/Blackstone transaction
• Expect to close by end of November 2010
Key Transaction Terms

(1) Based on shares outstanding as of October 1, 2010. (2) As of June 30, 2010 and includes value of Central Hudson capitalized lease. (3) Based on Summary Financial Forecasts used by Dynegy’s Board of
Directors in evaluating the proposed transaction and does not represent Guidance estimates. Adjusted EBITDAR is calculated using estimated 2010, 2011 and 2012 Adjusted EBITDA of $517, $405 and $348
million, respectively, and adjusted to exclude Central Hudson lease expense of ~$50 million as it is included in net debt & other obligations. See definitive proxy statement for details surrounding assumptions.
(4) Merchant Power Peers reflect market-capitalization-weighted index which includes Calpine, Mirant, NRG Energy and RRI Energy performance as of October 20, 2010. (5) See definitive proxy statement for the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs and Greenhill & Co. in connection with their respective opinions. (6) Peer set includes CPN, NRG and RRI (GenOn). CPN basic share count includes 44mm shares held in trust for settlement of future bankruptcy creditor claims and is pro forma for the Conectiv fleet acquisition and sale of
Colorado plants . RRI (GenOn) adjusted for merger of RRI Energy and Mirant at 2.835 fixed exchange ratio and includes $150mm of annual synergies per management forecast, with 0%, 50% and 100%
achieved in 2010, 2011 and 2012, respectively. NRG not pro forma for any recently announced but uncompleted acquisitions.

Transaction Overview

The Blackstone Transaction is the Culmination of a
Lengthy and Extensive Evaluation of Strategic
Alternatives to Maximize Value for Dynegy Stockholders

• In connection with recommending the Blackstone transaction to stockholders, Dynegy’s Board of Directors, in consultation with its independent financial and legal advisors, undertook a comprehensive review of numerous strategic alternatives including:
 – Continuing as a stand-alone entity
 – A sale of Dynegy
 – A business combination with a strategic partner
 – A sale of Dynegy’s coal generating facilities or gas fired assets, including those gas fired assets located in the western region of the United
 States
 – The proposal received from Blackstone
• Goldman, Sachs & Co. and Greenhill & Co., LLC each provided a written fairness opinion to the Board of Directors on August 13, 2010
• Financial analyses presented to the Dynegy Board included:
 – Multiples of select companies and transactions
 – Transaction premiums
 – Discounted cash flow
 – Sum-of-the-parts
 – Research analysts’ stock price targets
 – Historical share price
Thorough Board Evaluation

In connection with approving the transaction with Blackstone, Dynegy’s Board analyzed numerous strategic alternatives and received written fairness opinions
Note: See definitive proxy statement for the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs and Greenhill & Co. in connection with their respective opinions.

• Over the past two years, Dynegy has explored a range of strategic alternatives in an effort to enhance value for stockholders:
 – Fall 2008: Discussions with NRG Energy
 – Late 2008/Early 2009: Dynegy and its advisors solicited interest from 16 potential acquirers or merger partners. Three parties engaged in preliminary discussions regarding a possible acquisition or merger of equals. No transaction materialized
 – Summer/Fall 2009: Dynegy successfully completed the restructuring of LS Power’s ownership and governance rights positions, including the disposition of certain assets
 – Late 2009/Early 2010: Dynegy reviewed strategic alternatives with the benefit of its simplified capital structure and governance positions, including stand-alone plans and potential business combinations or sale transactions
 – Early 2010: Dynegy re-engaged in discussions with one of the companies with which
 Dynegy previously held preliminary discussions, but no transaction materialized
Lengthy & Extensive Board Process

 – Spring/Summer 2010: Re-engaged with NRG, focusing on a transaction involving a potential subsequent sale by NRG of Dynegy’s coal assets. NRG expressed concern regarding its ability to dispose of the coal assets on acceptable terms and advised
 Dynegy that it did not want to proceed with an acquisition of Dynegy
 – Summer 2010: Blackstone contacted Dynegy to inquire about performing due diligence to purchase Dynegy in an all-cash acquisition. Blackstone and NRG discussed the acquisition by NRG of certain Dynegy gas-fired assets concurrent with the proposed
 Dynegy/Blackstone transaction
 – The Dynegy Board negotiated extensively with Blackstone to reach an agreement
Lengthy & Extensive Board Process (cont’d)

Blackstone’s offer, with its substantial premium, was the culmination of a lengthy and extensive process and provides the greatest value for
Dynegy stockholders

• Dynegy and its financial advisors actively solicited superior offers for 40 days following the
 Blackstone announcement
 – Solicited 42 parties and the opportunity was widely publicized
 – 8 confidentiality agreements were signed and extensive data was provided
 – No proposals were received
 – Merger agreement provides for a break-up fee of only 0.5% of total enterprise value during the “Go-
 shop” process
 ▪ Post “Go-shop,” break-up fee represents 1.1% of total enterprise value
• Dynegy’s “Go-shop” process was a broad, public process that the financial and industry communities at large were aware of, and any interested party had every opportunity to submit what it felt constituted a superior offer to the Blackstone offer
• Despite the broad solicitation of potentially interested parties, no party made a proposal, let alone a superior proposal, during the “Go-shop” process
“Go-Shop” Process to Maximize Value
Blackstone’s offer is the only offer received and provides immediate stockholder value, while eliminating risk

Dynegy will Continue to Face Significant Challenges and Its
Ability to Operate Could be Attended by Significant Risks

The Proposed Transaction with Blackstone Eliminates
the Substantial Risks of a Stand-Alone Strategy
Dynegy believes that while long-term fundamentals remain intact...
Anticipated timing to realize the upside of the sector has been significantly delayed due to the recession and other factors.
There are several market and company-specific challenges in the near- to medium-
term, many of which are beyond Dynegy’s control, that pose a significant risk to reaching a recovery.
• Low and declining commodity prices and a weak economy
• Weak financial conditions/prospects compound significant refinancing risk
• High leverage and fixed costs in a low commodity price environment
• Regulatory and environmental risk and uncertainty
• $1.1 billion negative cash flow through 2015 (per Summary Financial Forecasts); would be $1.6 billion using September 7, 2010 commodity curves
 –  This $500 million increase in projected negative cash flow represents ~92% of Dynegy’s current equity value

Absent significant improvements in BOTH commodity prices and the financial condition of Dynegy, operating as a stand-alone company involves substantial risk to Dynegy stockholders

DYNEGY

$ 9.50
$ 8.50
$ 7.50
$ 6.50
$ 5.50
$ 4.50
$ 3.50
2010
2011
2012
2013
2014
2015

	5-Yr Nat Gas Forward Ave (2010 - 2015)	DYN Share Price
24-months Ago (Sep-2008)	$ 8.53	*$ 19.95*
12-months Ago (Sep-2009)	$ 7.03	*$ 11.40*
Summary Financial Forecast (07-Jun-2010)	$ 5.89	*$ 4.67*
1-Day Prior to Transaction Announcement (12-Aug-2010)	$ 5.36	*$ 2.78*
Current (20-Oct-2010)	$ 4.98	*N / A*

12
12
12
12
Source: Summary Financial Forecast, Bloomberg / CSI market data as of October 20, 2010, NYMEX. Commodity price curves through 2012 based upon price curves as of the applicable date and commodity price assumptions after 2012 were based upon price curves as of the applicable date and adjusted based upon management’s fundamental outlook. 5-year Natural Gas Forward Average reflects average of monthly forwards for the calendar years 2010 - 2015 as of the applicable date. DYN share prices represent closing prices for August 12, 2010, June 7, 2010, September 25, 2009, and September 26, 2008 , as applicable. Following the transaction announcement, Dynegy’s stock price has not correlated to the price decline in natural gas.

• Forward natural gas prices have
 fallen consistently over the last
 two years
 • Decline of 42% in the 2010-2015
 average forward curve since Sep
 2008
 • Decline of 15% since Jun 7, 2010
 • Decline of 7% since transaction
 announcement
• Dynegy’s stock price is highly
 correlated with natural gas prices
 that continue to fall
• Dynegy’s high leverage increases
 its risk profile, which increases its
 stock price sensitivity to natural
 gas prices

Natural Gas Price (Henry Hub $/mmbtu)
Conditions have continued to deteriorate since Blackstone’s offer.
We believe focusing on closing the transaction is in stockholders’ best interest
Commodity Prices Continue to Fall

DYNEGY

-$200
-$150
-$100
-$50
$0
$50
$100
$150
$200
$(165) mm
$165 mm
$(85) mm
$85 mm

Adjusted EBITDA Highly Sensitive to Changes
in Commodity Price Environment
• Individual sensitivities are not necessarily additive
• Assumes an unhedged portfolio and is not representative of any particular year
• As hedges are not 100% perfect, and exposure post-2011 is essentially unhedged, significant commodity price exposure still exists
 – 2012 is ~25% hedged
• Reflects potential impact of changes in commodity prices on Dynegy’s portfolio

+ / - $1 per MMBtu Change in Natural Gas (1)
+ / - $0.50 per MMBtu Change in Delivered PRB Coal (2)
Adjusted EBITDA Sensitivities - Unhedged Portfolio ($ mm)
Source: Management estimates (1) Assumes completely unhedged portfolio. (2) Assumes only Baldwin, Havana and Wood River in operation.

DYNEGY

1,600
1,200
800
400
0
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Jan-10
Feb-10
Mar-10
Apr-10
May-10
Jun-10
Jul-10
Aug-10
Sep-10
Oct-10
5-yr CDS (bps)
Share Price ($/share)

Facility	Maturity	Current	Refinancing
Revolver	4/2/2012	$1,080MM L+375bps [1]	Less available Much higher cost
Synthetic L/C	4/2/2013	$850MM L+375bps	Not available Not available
Tranche B	4/2/2013	$68MM L+375bps	More available Much higher cost

• Rising CDS levels imply that the credit markets have an
 increasingly negative view of Dynegy
 – Rising CDS levels are negatively correlated with the falling stock price
 – Moody’s downgraded Dynegy to Caa1 from B3 on October 1, 2010, and stated its financial profile looks extremely fragile, especially in
 2011 and 2012
 – S&P’s issuer rating on Dynegy is B-
• Negative free cash flows forecasted through 2014 are likely to make it increasingly difficult and more expensive to refinance
 Dynegy’s credit facilities
 – Not expected to fully replace current levels under credit facilities
 – Increased all-in cost
• Likely to amend, extend or refinance the credit facilities in the next 6 months
 – Forecast suggests an inability to comply with certain financial ratios in 2011
 – Absent a waiver, the credit facilities would need to be amended, likely with less availability and at a higher cost
 Absent the Blackstone transaction, Dynegy will be forced to seek financing alternative that may include:
 – Equity or equity-linked securities such as preferred or
 convertible securities
 – Asset sales which will limit recovery optionality and increase leverage
 – Other restructuring alternatives which could dilute current holders
 – Combinations of these options
Limited Access to Capital Markets

1. Represents rate for any drawn amount
Relationship between DYN Share Price and CDS (YTD 2010)
Source: Bloomberg market data as of October 20, 2010

Regulatory & Environmental Risks and
Uncertainties
A number of air, water, solid waste and financial reform regulations are pending and the outcome is unknown. In many cases, the expected outcome would likely result in a significant and adverse impact to Dynegy in terms of capital expenditures and operating costs
• Federal Regulation of Greenhouse Gases - Pending EPA regulation of CO2 emissions; future legislation also possible
• Coal Combustion Residuals Regulation by EPA - Decision by EPA on hazardous or non-
 hazardous determination forthcoming; could impose new restrictions on coal ash disposal
• Clean Air Transport Rules - Intended to mandate new controls for the reduction of SO2,
 Nox, mercury and other emissions
• Financial Reform Legislation - New requirements for over-the-counter derivatives transactions potentially including those used by Dynegy to support risk management practices
• California and New York Water Intake Policies - New regulations specific to power plant once-through-cooling practices
Significant regulatory and environmental uncertainties have impacted Dynegy’s perceived value and will likely result in higher capital and operating costs

DYNEGY

Summary Financial Forecasts - June 2010

	Fiscal Year Ending December 31,					
	2010 E[1]	2011 E[1]	2012 E[1]	2013 E[1]	2014 E[1]	2015 E[1]
Dynegy's Forward Natural Gas Price Curve($/MMBtu)[2]	$ 5.15	$ 5.62	$ 5.88	$ 6.03	$ 6.20	$ 6.43
Avg. Delivered PRB Coal Price to Baldwin ($/MMBtu)	$ 1.43	$ 1.41	$ 1.44	$ 1.49	$ 2.34	$ 2.38
($ in millions)						
Adjusted EBITDA(3)	$ 517	$ 405	$ 348	$ 538	$ 466	$ 557
Total Debt (excluding capitalized Central Hudson lease)	-	$ 4,577	$ 4,414	$ 4,332	$ 4,332	$ 4,332
Operating Cash Flow less Total Capital Expenditures and Debt Amortization Amounts	-	$ (437)	$ (489)	$ (107)	$ (83)	$ 4
Cumulative Forecast Cash Outflow (Post 2010)	-	$ (437)	$ (926)	$ (1,033)	$ (1,116)	$ (1,112)

- $1.1 billion of cumulative cash outflows significantly impairs liquidity, increasing refinancing risk and decreasing ability to react to and to manage unplanned items

Negative Cash Flow as a Stand-Alone Company

• Dynegy forecasts $1.1 billion of cumulative cash outflows in future years due to:
 • Low commodity prices
 • Assumed environmental investments, excluding any contingencies for future legislation/regulation, that may occur
 • Assumed impact of replacing below market coal transportation contracts that expire at the end of 2013
 • Assumed negative impact to Adjusted EBITDA from 2013 to 2014 is ~$140 mm, which also reflects the assumed retirement of
 Hennepin and Vermillion
 • High fixed costs, including items such as maintenance capital expenditures and interest expense, which will likely increase
Note: The above is a summary of the financial forecasts prepared by management of Dynegy in connection with Board’s consideration of the Blackstone transaction and is not intended as a GAAP reconciliation; reconciliation located in the Appendix. For additional information about these summary financial forecasts, including the assumptions Dynegy management made in preparing them, see the
“Summary Financial Forecasts” section of the definitive proxy statement. (1) Forecasted values. (2) Commodity pricing assumptions through 2012 were based upon June 7, 2010 price curves and commodity pricing assumptions after 2012 were based upon June 7, 2010 price curves and adjusted based upon management’s fundamental outlook, which included the assumption of asset retirements by which Dynegy would benefit. (3) Adjusted EBITDA means EBITDA plus other adjustments related to mark-to-market changes.
Based on updated commodity curves as of September 7, 2010, forecasted cumulative cash outflows would be $1.6 billion, reflecting further deterioration

Risks to Dynegy Have Increased Since the
Announcement of the Blackstone Transaction

• Natural gas prices have fallen ~7%(1)
• Prices hit a 52 week low of $3.36/MMBtu
Since Announcing the Transaction, the Risks
to Dynegy have only Increased

Unrealistic and unsubstantiated market speculation could significantly harm long-term stockholder value if the Blackstone transaction is not completed
Natural Gas
Prices
Capital
Markets
Environmental
Regulation
Stock Price
• Financial markets remain very difficult and volatile for a highly leveraged company
 – Dynegy CDS trading in a range from 1150 to 1200
• Moody’s has dropped Dynegy’s credit rating to Caa1
• No additional clarity provided on future environmental legislation
• Inaccurate rumors have circulated regarding Dynegy’s stand-alone alternatives, including speculation that Dynegy could sell assets and pay a dividend
• Two stockholders have filed a Schedule 13D and one of those stockholders has filed a preliminary proxy statement to solicit votes against the transaction
• Stock price has traded, on average, $0.35 per share, or $42 million above the offer price, representing less than 1% of enterprise value
(1) Based on the five year forward average from August 12 to October 20, 2010.

Future Financial Position Could be even Worse
than Forecasted as Markets Continue to Deteriorate

Pricing:
 Commodity prices continue to decline with absence of any recovery in sight
 – Summary Financial Forecasts based on June 7, 2010 pricing
 – Dynegy’s forecasted negative cash flow of $1.1 billion from 2011-2015 should therefore worsen
 – Average 2010E - 2015E natural gas prices are down 15% since June 7th natural gas price levels, which was the basis of Dynegy’s forecast
 – Based on updated commodity curves as of September 7, 2010, forecasted negative cash flow would be $1.6 billion, reflecting a deterioration due to pricing declines (1)
Coal & Rail Transportation Contracts:
  If coal & rail transportation contracts are priced more in-line with today’s market pricing, there will be a negative impact on EBITDA
 – Summary Financial Forecasts assumed rail transportation contracts are negotiated at rates more favorable than today’s market pricing, when the current below-market contracts expire at the end of 2013
 – If coal & rail transportation contracts are priced more in-line with today’s market pricing, EBITDA would be reduced an average of
 $135 million in both 2014 and 2015 (2)
Asset Retirements:
 Asset retirements in the market may not materialize as assumed; therefore, supply may continue to outstrip demand
 – Summary Financial Forecasts assumed industry asset retirements beginning in 2013, which resulted in reduced reserve margins.
 Lower reserve margins improve the economics of Dynegy’s portfolio, particularly in the Midwest
 – If assumed industry asset retirements are delayed, current excess capacity will persist
 – If asset retirements do not materialize, EBITDA would be reduced by an average of $85 million each year from 2013-2015
Based on current gas prices, coal & rail transportation pricing and supply &
demand factors, Dynegy’s forecasted negative cash flow could be materially worse
 (1) In updating the cash flow estimates related to the June 7, 2010  pricing, the only assumption changed pertained to pricing impacts on gross margin. All other assumptions are the same.
 (2) Combination of increase in absolute rail transportation pricing and less dispatch due to assets being less economic.

As a Public Company, issuing a Dividend is Not Permitted nor
Prudent and Executing a Sale of Assets would Not Create Value.
Instead, it would Add Significant Financial and Operational Risk to
Dynegy and Its Stockholders

• As a public company, Dynegy’s current financial condition simply would not support paying a dividend
 – No meaningful dividend would be permitted by Dynegy’s credit agreement
 – Current high fixed-cost structure, projected negative cash flow and substantial debt obligations make issuing a dividend imprudent at best
 – Dividends would not be permitted as a public company under Delaware law given Dynegy’s current financial forecasts
 – Given Dynegy’s currently projected negative cash flow forecasts through 2015, Dynegy will be required to raise new capital to satisfy its obligations and operate its business as a going concern
 – Dynegy’s leverage is ~10 x, compared to peer group leverage of ~3.5 x-6.5 x
 – Dynegy is rated Caa1 by Moody’s
Dynegy is Not in a Position to Pay a Dividend
to Stockholders…

No public company in Dynegy’s condition should issue a dividend
Note: Based on Dynegy’s current financial condition and forecasts, Dynegy does not believe it presently has sufficient statutory surplus to support a dividend.

DYNEGY

($ in millions)

Assumed cash on hand at year-end 2010	500
Asset sale proceeds	1,363
Liquidity sources	**1,863**
Assumed collateral	(450)
Cash outflow (2011 - 2015)*	(1,112)
Liquidity cushion	(300)
Lost cash flow on assets sold (2011 - 2015), Net of interest expense savings*	(365)
Liquidity uses	**(2,227)**
Net uses greater than sources	**(364)**

*Based on June 7, 2010, pricing

Asset Sales Would Not Create Stockholder Value
& Would Result in a Loss of $1.9 B in Credit Facilities
• Dynegy’s Board previously considered various asset sale
 packages and concluded that the Blackstone transaction is
 the best alternative for stockholders
 – An asset sale similar to Blackstone’s agreed sale of assets to NRG
 Energy is not permitted, and would result in a loss of Dynegy’s existing $1.9 billion credit facility
 – Proceeds of the asset sale would be needed to support existing collateral needs AND help fund ~$1.5 billion of currently
 projected negative cash flows over the next five years
 ▪ Lost cash flow from assets sold, net of interest expense savings, would result in additional negative cash flow of ~$365 million above the $1.1 billion, for a total negative cash flow of $1.5 billion over the next five years
 ▪ Assuming September pricing (instead of June pricing), the $1.5 billion of negative cash flow would be $1.8 billion over the next five years
 – Any asset sales would increase Dynegy’s leverage and further limit future access to capital markets
 – Sale of assets would also increase Dynegy’s exposure to Midwest coal market, especially in terms of regulatory and environmental uncertainties and sensitivity to delivered coal costs
Under current market conditions, any assets sold today would add significant risk and worsen Dynegy’s financial condition
Note: Calculation of liquidity sources assumes asset sale proceeds from the sale of the same asset package, including sales price, that is being sold by Blackstone to NRG Energy. Liquidity cushion needed for working capital, collateral spikes, etc. “Lost cash flow on assets sold (2011-2015), net of interest expense savings” includes ~$830 million of cash flow associated with the four assets that are being sold by Blackstone to NRG Energy and ~$465 million consisting primarily of interest expense savings due to no credit facility in place and less debt. Cash outflow of $1.1 billion is based on the financial forecasts prepared by management of Dynegy in connection with the Board’s consideration of the Blackstone transaction and is based on June 7, 2010, pricing. See appendix for additional information.
Recovery in commodity prices needs to be higher and sooner than forecasted if a meaningful amount of assets are to be sold in today’s market

DYNEGY

- Dynegy's pre-announcement stock price was $2.78 per share on August 12, when Blackstone agreed to offer $4.50 per share

200%
180%
160%
140%
120%
100%
80%
Indexed Price
12-Aug-2010
25-Aug-2010
7-Sep-2010
20-Sep-2010
3-Oct-2010
16-Oct-2010
Dynegy +74.1%
Blackstone's $4.50 Cash Offer for Dynegy
Merchant Power Peers (*) (2.1)%

– Further asset sales at depressed and dilutive prices

23

Significant Risk of Negative Impact on Dynegy’s
Stock Price if Transaction is not Completed
 – Average peer stock prices have fallen ~2% since August
 12, implying a potential 65% loss in value compared to
 Blackstone’s offer
 – Dynegy’s higher leverage tends to amplify changes in its
 equity value
 – Natural gas prices have continued to fall and shale gas
 appears to be a long term driver of prices
 – Given these trends, and assuming the correlation
 between natural gas prices and Dynegy’s stock price
 returns, Dynegy’s stock price could trade at or below
 the pre-announcement price if the Blackstone
 transaction is not completed
• Cumulative cash outflows included in the Summary
 Financial Forecasts will decrease the company’s financial
 flexibility and reduce its access to traditional capital
 markets
• The company expects to restructure the balance sheet to
 reduce debt and thereby reduce fixed costs, which actions
 would be dilutive to stockholders
 – Issuance of equity, equity linked securities, debt for
 equity swaps or combination of these
If the Blackstone transaction does not close, the stock price could trade down to or below the pre-announcement price of $2.78 per share and stockholders could lose significant value
Indexed Stock Performance Since Transaction Announcement
(1) Merchant Power Peers reflect market-capitalization-weighted index which includes Calpine, Mirant, NRG
Energy and RRI Energy performance as of October 20, 2010.

Go-Shop ends
Two 13D filers were buying Dynegy Stock

Dynegy Clarifies Misconceptions being Propagated
by Seneca Capital

DYNEGY

$9.50
$8.50
$7.50
$6.50
$5.50
$4.50
$3.50
2010
2011
2012
2013
2014
2015

25

• Seneca contends that the $4.50 merger consideration does not adequately reflect the long-term value of the Company
 – Seneca’s ownership position was less than 1% before the transaction was announced
 – Seneca sold 700,000 shares at $2.93/share the day before the transaction was announced at $4.50/share, which is a 54% premium
 – Clearly Seneca believed - within the last two and a half months - that
 $4.50 per share is adequate, as it sold shares of Dynegy below that price
 – Seneca continues to be an active trader in the stock, as it sold 500,000 shares just weeks before it came out against the transaction
• Seneca, “an experienced power-industry investor,” does not believe
 Blackstone’s offer “captures the long-term intrinsic value of Dynegy’s business,” which Seneca believes is positioned to capture benefits of a recovery in electricity prices
 – The natural gas forward curve represents the best estimate of future gas prices
 – Pricing has deteriorated further since the Board approved the transaction, increasing forecasted negative cash flows through 2015 by nearly 50%
 – Seneca had the ability to make an offer during the 40 day “Go-shop”
 period and did not submit an offer, let alone sign a confidentiality agreement
 – Seneca could still submit an offer, subject to only a 1.1% break-up fee
 (based on total enterprise value)
• Seneca contends prices are at an unsustainable low point in the cycle
 – As stated above, the natural gas forward curve represents the best estimate of future gas prices and prices continue to deteriorate
 – Timing of any recovery is uncertain
 – Can Seneca answer, “When exactly will the recovery be?”
Seneca’s Interests are NOT aligned with
All Dynegy Stockholders
Natural Gas Price (Henry Hub $/mmbtu)
24-months Ago (Sep-2008)
12-months Ago (Sep-2009)
Summary Financial Forecast
(07-Jun-2010)
1-Day Prior to Transaction
Announcement (12-Aug-2010)
Current (20-Oct-2010)
Source: Seneca 13D. Summary Financial Forecast, Bloomberg
/ CSI market data as of October 20, 2010, NYMEX.

Dynegy does not know all of Seneca’s
interests, including whether it owns
any Dynegy debt securities or credit
default swaps
Seneca may be willing to wager on a quick
recovery of natural gas prices; however,
Dynegy believes this strategy is reckless

DYNEGY

120%
110%
100%
90%
80%
70%
60%
Jan-10
Feb-10
Mar-10
Apr-10
May-10
Jun-10
Jul-10
Aug-10
Sep-10
Oct-10
Calpine
6%
NRG
(9)%
Dynegy
(12)%
RRI Energy
(20)%
Mirant
(21)%

• Seneca contends the merger consideration values Dynegy’s assets at 1/3 of replacement cost
 – As an “experienced power-industry investor,” Seneca should be aware that investors in this industry do NOT usually employ percent-
 of-replacement value as a means of valuing a company
 – The Blackstone offer of $4.50/share compares favorably when measured under traditional financial analysis techniques, such as comparable market transaction and discounted cash flow
Seneca’s Interests are NOT aligned with
All Dynegy Stockholders (cont’d)

Relative Enterprise Value - YTD 2010
Blackstone
Transaction
Announcement
• Seneca contends Dynegy has had an unjustified underperformance in stock price compared to its peer group
 – Dynegy has conducted a thorough process over the past
 TWO years
 – Dynegy stock price is highly correlated with natural gas
 – Dynegy has substantially higher leverage than peers,
 magnifying the sensitivity of stock price to declining
 natural gas prices
 – Dynegy’s enterprise value has fallen less than Mirant and
 RRI Energy since the beginning of the year
 – Prior to the transaction announcement, Dynegy’s
 enterprise value had fallen ~18% during 2010, as
 compared to declines of ~27% and 25% at Mirant and
 RRI Energy, respectively, over the same time period
 – Seneca also fails to recognize that over the timeframe it referenced in its filings, Dynegy’s total enterprise value
 fell only 1.7% versus the average of Dynegy’s peer group,
 which fell 2.6%; Dynegy did not “underperform” its
 peers during this timeframe
Source: Public filings and Bloomberg market data as of October 20, 2010. Unadjusted enterprise values reflected (does not include Central Hudson lease at Dynegy, nor leases at Mirant and
RRI Energy)

• Seneca contends Dynegy could pursue a sale of the four natural gas-fired assets proposed to be sold to NRG Energy
 – Significant asset sales (using September pricing) would result in a loss of Dynegy’s existing $1.9 billion credit facility
 – If Dynegy executed the NRG Energy asset sale itself, Dynegy’s projected negative cash flow of $1.1 billion (using June pricing) would increase by ~$400 million to $1.5 billion over the next five years
 – Assuming September pricing (instead of June pricing), the $1.5 billion of negative cash flow would be $1.8 billion over the next five years
 – Seneca has NOT offered Dynegy stockholders any go-forward plan that recognizes real and pressing liquidity issues
 – “To the extent that the transactions with Blackstone and NRG are not completed, downward rating pressure at DHI and Dynegy will continue to exist given the weak financial prospects for the company over the next few years.” -
 Moody’s
• Seneca believes Dynegy would not require incremental issuances of equity or equity-linked securities
 – Using June commodity curves, projected negative cash flow over the next five years is $1.1 billion, which assumes
 ▪ Below market rail transportation pricing
 ▪ Industry asset retirements take place
 ▪ Does not include future environmental investments; current environmental forecast primarily relates to required Illinois Consent
 Decree work
 – Using September commodity curves, projected negative cash flow increases by ~$500 million or nearly 50% to $1.6 billion over the next five years, exacerbating liquidity needs and requiring additional funding

Seneca’s Interests are NOT aligned with
All Dynegy Stockholders (cont’d)

• Seneca contends management has a conflict of interest in advocating for the transaction
 – There is NO conflict of interest between management and its stockholders
 – The Board - NOT management - approved the Blackstone transaction
 – Management has no arrangement in place to continue with Dynegy if it is acquired by Blackstone post-closing
 – Dynegy’s management has standard change in control plans that were approved by the Board and have been in place and publicly disclosed for several years; plans are “double trigger” for severance purposes and are consistent with similarly situated public companies’ plans
 – As described in the definitive proxy statement, Dynegy's Board reviewed the potential payments under these plans and concluded they were reasonable and would not affect the advice from, or work performed by, management
• Seneca contends that a termination fee of $50 million is excessive, implying it hinders another bidder from making an offer for Dynegy
 – Based on total enterprise value that takes into account Dynegy’s outstanding debt, which is how a potential acquirer would value Dynegy given its substantial leverage, the $50 million post-“go shop” termination fee translates to 1.1% of total enterprise value, which would not be a hindrance for a potential party interested in acquiring Dynegy
 – Dynegy has conducted a thorough solicitation of interest over the past TWO years, including a 40 day “go-shop” period
 – During the “Go-shop” period, the termination fee represented only 0.5% of total enterprise value
 – Despite the broad solicitation of potentially interested parties, no party made a proposal, let alone an offer that was superior to Blackstone’s offer

Seneca’s Interests are NOT aligned with
All Dynegy Stockholders (cont’d)

Appendix

Dynegy's Diversified Asset Portfolio

DYNEGY

Geographic Diversity

Midwest
43%
Northeast
27%
West
30%

Fuel Diversity

Combined Cycle
36%
Peaking
22%
Total Gas-Fired
58%
Fuel Oil
12%
Coal
30%

Dispatch Diversity

Peaking
34%
Baseload
30%
Intermediate
36%

Casco Bay
Independence
Roseton & Danskammer
Ontelaunee
Hennepin
Oglesby
Havana
Kendall
Vermilion
Wood River
Stallings
Baldwin
Plum Point
Oakland
Moss Landing
Morro Bay
Black Mountain
South Bay
12,221 MW

Note: *An agreement to sell Dynegy's interest in Plum Point is expected to close in November 2010.*

                                                                    30

DYNEGY

Term LC Facility
2,000
1,750
1,500
1,250
1,000
750
500
250
0
$32
$148
$164
$850
$148
$785
$1,047
$175
$1,100
$375
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020+

• Total balance sheet debt as of 6/30/10 is ~$4.8B
• Undrawn $1.08 billion revolving credit facility due 2012
• $850 million due in 2013 is a synthetic letter of credit facility supported by $850 million of restricted cash
• Excludes $633 million related to Central Hudson lease
Debt Maturity Profile (as of 6/30/10, $MM)
$998

Capital Structure
Debt & Other Obligations as of 6/30/2010
Dynegy Power Corp.
 Central Hudson(2)   $633
Dynegy Holdings Inc.
$1,080 Million Revolver(1)  $0
Term L/C Facility $850
Tranche B Term $68
Sr. Unsec. Notes/Debentures  $3,450
Sub.Cap.Inc.Sec (“SKIS”) $200
Dynegy Inc.
 Senior Debentures $257
Sithe Energies
TOTALS ($ Million)	6/30/2010
Secured	$918
Secured Non-Recourse	$257
Unsecured	$3,650
Lease Obligation	$633
($ Million)	6/30/2010
Total Obligations	$5,458
Less: Cash & short-term investments	501
Less: Restricted cash(3)	850
Net Debt & Other Obligations	$4,107
Less: Central Hudson Lease Obligation	633
Net Debt	$3,474
(1) Represents drawn amounts under the revolver; actual amount of revolver was $1.08 Billion as of 6/30/2010;
(2) Represents PV (10%) of future lease payments. Central Hudson lease payments are unsecured obligations of
Dynegy Inc., but are a secured obligation of an unrelated third party (“lessor”) under the lease. DHI has guaranteed the lease payments on a senior unsecured basis; (3) Restricted cash includes $850MM related to the
Synthetic Letter of Credit facility

Collateral Excluding Clearing Settlements
($MM)	3/31/2010	6/30/2010	8/2/2010
Generation	$ 421	$ 459	$ 481
Other	103	88	88
Total	$ 524	$ 547	$ 569

Cash and short-term investments	$ 155	$ 112	$ 108
LCs	369	435	461
Total	$ 524	$ 547	$ 569
• Changes in LC’s from 3/31/10 to 6/30/10 due to initial margin posting to futures clearing manager and higher commodity prices
• Changes in cash and short-term investments due to LC posting to futures clearing manager utilized in lieu of cash
• Other collateral primarily includes Sithe Debt Service Reserve of $83 million
 – Change in other collateral from 3/31/10 to 6/30/10 due to the drawing of a $15 million letter of credit supporting
 Dynegy’s contingent equity commitment associated with Plum Point Energy Associates, LLC (PPEA)
• In addition to cash and LC’s posted as collateral, we have granted additional permitted first priority liens on the assets currently subject to first priority liens under our Credit Facility. The fair value collateralized by first priority liens, netted by counterparty, includes liabilities of $35 million, $60 million and $60 million at 3/31/10, 6/30/10 and 8/2/10, respectively

DYNEGY

Liquidity Profile ($MM)

2,750
2,500
2,250
2,000
1,750
1,500
1,250
1,000
750
500
250
0
$2,338
$1,536
$802
$150
$1,971
$1,470
$501
$150
$2,043
$1,444
$599
3/31/2010
6/30/2010
8/2/2010
$150MM Contingent Facility
Availability
Cash & Short-Term Investments

From 3/31/10 to 6/30/10:
• Decrease in cash and short-term
 investments was primarily attributable
 to working capital requirements
• Decreased availability is mostly
 attributable to increased collateral
 requirements due to higher
 commodity prices
• Currently there is no availability under
 the $150MM contingent letter of
 credit facility
 – Under terms of this facility, up to
 $150 million of capacity can become
 available based on increases in spark
 spreads and power prices for 2012
 positions
Liquidity

• EBITDA Measures.  We believe that EBITDA and Adjusted EBITDA provide a meaningful representation of our operating performance.  We consider EBITDA as a way to measure financial performance on an ongoing basis.  Adjusted EBITDA is meant to reflect the true operating performance of our power generation fleet; consequently, it excludes the impact of mark-to-market accounting and other items that could be considered “non-operating” or “non-core” in nature, and includes the contributions of those plants classified as discontinued
 operations.  Because EBITDA and Adjusted EBITDA are two of the financial measures that management uses to allocate resources, determine Dynegy’s ability to fund capital expenditures, assess performance against its peers and evaluate overall financial performance, we believe they provide useful information for our investors.  In addition, many analysts, fund managers and other stakeholders that communicate with us typically request our financial results in an EBITDA and Adjusted EBITDA format.
 – “EBITDA” - We define “EBITDA” as earnings (loss) before interest, taxes, depreciation and amortization.
 – “Adjusted EBITDA” - We define “Adjusted EBITDA” as EBITDA adjusted to exclude (1) gains or losses on the sale of assets, (2) the impacts of mark-to-market changes and (3) impairment charges.
 – “Adjusted EBITDAR” - We define “Adjusted EBITDAR” as Adjusted EBITDA adjusted to exclude operating lease commitments.
• Debt Measures. We believe that our debt measures are useful because we consider these measures as a way to re-evaluate our progress toward our strategic corporate objective of reducing our overall indebtedness. In addition, many analysts and investors use these measures for valuation analysis purposes. The most directly comparable GAAP financial measure to the below measures is GAAP debt.
 – “Net Debt” - We define “Net Debt” as total GAAP debt less cash and cash equivalents and restricted cash. Restricted cash in this case consists only of collateral posted for the credit facility at the end of each period, and the Sithe debt reserve, at the end of each period where applicable.
 – “Net Debt and Other Obligations” or “Adjusted Net Debt”- We define “Net Debt and Other Obligations” or “Adjusted Net Debt” as total GAAP debt plus certain operating lease commitments less cash and cash equivalents and restricted cash. Restricted cash in this case consists only of collateral posted for the credit facility at the end of each period.
 – “Adjusted Debt” - We define “Adjusted Debt” as total GAAP debt plus certain operating lease commitments.
• Enterprise Value - We believe enterprise value is a common value used when evaluating transactions and also in comparing current and future value to peer companies.
 – “Enterprise Value” - We define “Enterprise Value” as Adjusted Net Debt plus an implied equity value, which is calculated based on the transaction offer price.
Definitions

DYNEGY

Summary Financial Forecasts							
			Fiscal Year Ending December 31,				
	2010 E[1]	2011 E[1]	2012 E[1]	2013 E[1]	2014 E[1]	2015 E[1]	Total
Dynegy's Forward Natural Gas Price Curve[2]	5.15	5.62	5.88	6.03	6.20	6.43	
($MM)							
Adjusted EBITDA[3]	517	405	348	538	466	557	
Operating Cash Flow	384	(23)	(126)	121	25	97	
Maintenance Capital Expenditures	(143)	(119)	(113)	(119)	(97)	(87)	
Environmental Capital Expenditures	(201)	(146)	(87)	(27)	(12)	(7)	
Operating Cash Flow less Total Capital Expenditures	40	(289)	(326)	(25)	(83)	4	
Total Debt (excluding capitalized Central Hudson lease)		4,577	4,414	4,332	4,332	4,332	
Debt Amortization Amounts		148	163	82	-	-	
Operating Cash Flow less Total Capital Expenditures and Debt Amortization Amounts		(437)	(489)	(107)	(83)	4	(1,112)
Operating Income	138	14	7	150	84	168	
Depreciation & Amortization	326	370	375	387	381	387	
Asset Impairments	1	-	-	-	-	-	
Interest Income	17	13	8	4	3	2	
EBITDA	463	384	382	537	465	555	
Mark-to-market, net	37	8	(42)	(3)	(2)	-	
Adjusted EBITDA	517	405	348	538	466	557	
Central Hudson Capitalized Lease Expense	50	50	50	50	50	50	
Adjusted EBITDAR	567	455	398	588	516	607	
Lost cash flow from asset sold (assets being sold to NRG)		(120)	(150)	(159)	(186)	(215)	(830)

Reg G Reconciliation

Note: The above is a summary of the financial forecasts prepared by management of Dynegy in connection with Board’s consideration of the Blackstone transaction. For additional information about these summary financial forecasts, including the assumptions Dynegy management made in preparing them, see the “Summary Financial Forecasts” section of the definitive proxy statement. (1)
Forecasted values. (2) Commodity pricing assumptions through 2012 were based upon June 7, 2010 price curves and commodity pricing assumptions after 2012 were based upon June 7, 2010 price curves and adjusted based upon management’s fundamental outlook, which included the assumption of asset retirements by which Dynegy would benefit. (3) Adjusted EBITDA means EBITDA plus other adjustments related to mark-to-market changes.